Exhibit 23.3

MARKETING ANALYSTS

CONSENT OF P.K. DATA, INC.

We hereby irrevocably consent to the use by Leslie’s, Inc., in connection with its Registration Statement on Form S-1 and related prospectus, and any amendments and supplements thereto (collectively, the “Registration Statement”), of our data, as amended and supplemented from time to time, and the use of our name in the Registration Statement. We also hereby irrevocably consent to the filing of this letter as an exhibit to the Registration Statement.

P.K. DATA, INC.

By:	/s/ William Kennedy
Name:	William Kennedy
Title:	President

October 7, 2020

P.K. Data, Inc.

5975 Shiloh Road ● Suite 114 ● Alpharetta, GA 30005

Phone: 770/931-9677 ● Fax: 770/931-9564